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Exhibit 99.1

Regal Entertainment Group Reaches Agreement with Department of Justice

        Knoxville, Tennessee—June 8, 2005—Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that it has reached an agreement with the United States Department of Justice ("DOJ") to resolve and dismiss the claims brought against Regal by the government under the Americans with Disabilities Act ("ADA").

        The DOJ claims related to wheelchair-bound patrons' lines of sight and access to the stadium portion of Regal's stadium-style theatres. Over the next five years, Regal anticipates that it will incur capital costs to improve its theatres in accordance with the settlement arrangement in the aggregate of approximately $15 million.

        "We are extremely pleased to have reached an agreement with the DOJ to resolve all of our outstanding ADA claims with the government," stated Randy Smith, Senior Vice President for Regal Entertainment Group. Mr. Smith further commented, "We have worked diligently with the DOJ over the past several years and are pleased to announce a settlement that ceases future legal costs associated with the extended litigation and provides for a modest amount of future capital expenditures." "The settlement also allows the Company to improve our asset base for our wheelchair-bound patrons," continued Mr. Smith.

Forward-looking Statements:

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

        Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,355 screens in 560 locations in 40 states. Regal operates approximately 18% of all indoor screens in the United States including theatres in 44 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company's theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through its investment in National CineMedia LLC, further realize cinema advertising, marketing and other revenue enhancing opportunities by utilizing Regal's existing asset base.

        Additional information is available on the Company's Web site at www.REGmovies.com or www.regalcinemedia.com

Financial Contact:	Media Contact:
Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President—Investor Relations	Senior Vice President—Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com

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Regal Entertainment Group Reaches Agreement with Department of Justice